Exhibit 99.2

Exelon Corporation and Subsidiary Companies Market for Registrant’s Common Equity

and Related Stockholder Matters

Exelon Corporation’s (Exelon) common stock is listed on the New York Stock Exchange. The following table sets forth the high and low sales prices, closing prices and dividends for Exelon’s common stock for 2003 and 2002 on a per share basis.

	2003				2002

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

High price	$66.62	$63.95	$60.91	$55.20	$53.06	$52.83	$56.99	$53.88
Low price	60.95	54.18	49.65	46.08	42.38	37.85	50.10	45.90
Close	66.36	63.50	59.81	50.41	52.77	47.50	52.30	52.97
Dividends	0.50	0.50	0.46	0.46	0.44	0.44	0.44	0.44

As of January 31, 2004, Exelon had approximately 172,000 shareholders of common stock of record.